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                                                                    Exhibit 99.5
                                                                    ------------

                               January __, 2002



American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038

Ladies and Gentlemen:

          In connection with your appointment as Subscription Agent in the transaction described herein, Precision Auto Care, Inc. (the "Company"), a Virginia corporation, hereby confirms its arrangements with you as follows:

          1.  Rights Offering.  The Company is offering (the "Rights Offering")
              ---------------
to the holders of shares of its Common Stock on July __, 2001 (the "Record Date"), the right to subscribe, at a subscription price of $___ per share of Common Stock ("Rights"). Except as set forth herein, Rights shall cease to be exercisable at 5:00 p.m., Eastern Daylight Time, on ________ __, 2001 (the "Expiration Date"). One Right is being issued for each 2.5 shares of Common Stock held on the Record Date. One Right is required to subscribe for one share of Common Stock. Rights are evidenced by non-transferable subscription certificates in registered form ("Subscription Certificates"). Each holder of a Subscription Certificate who exercises the right to subscribe for all shares that can be subscribed for with the Rights evidenced by such Subscription Certificate (the "Basic Subscription Privilege") may have the right to subscribe for additional shares, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the "Oversubscription Privilege"). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company's Prospectus dated August __, 2001 (the "Prospectus"), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

          2.  Appointment of Subscription Agent.  You are hereby appointed as
              ---------------------------------
Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

          3.  Delivery of Documents.  Enclosed herewith are the following, the
              ---------------------
receipt of which you acknowledge by your execution hereof:

          (a) a copy of the Prospectus;
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          (b) the form of Subscription Certificate;

          (c) the form of Letter from Precision Auto to its Shareholders;

          (d) the Instructions for Use of Precision Auto Subscription Certificates;

          (e) the Form of Notice of Guaranteed Delivery; and

          (f) a return envelope addressed to American Stock Transfer & Trust, as Subscription Agent.

          On or before ________ __, 2001, you shall mail or cause to be mailed to each holder of Securities at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Prospectus, a Notice of Guaranteed Delivery (as defined in paragraph 7 hereof) and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Certificates which you will prepare and issue in the names of shareholders of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

          4.  Subscription Procedure.  (a)  Upon your receipt prior to 5:00
              ----------------------
p.m., Eastern Daylight Time, on the Expiration Date (by mail, facsimile or delivery) as Subscription Agent of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in paragraph 7 hereof), and (ii) payment in full of the subscription price set forth on the cover page of the Prospectus for the shares of Common Stock subscribed for (the "Subscription Price") in U.S. funds
(i) by certified check, bank draft or a postal, telegraphic or express money order payable at par (without deduction for bank service charges or otherwise) to you, "AS SUBSCRIPTION AGENT;" (ii) or wire transfer of immediately available funds; or (iii) an alternative payment method arranged by you and approved by the Company, you shall as soon as practicable after the Expiration Date but after performing the procedures described in subparagraphs (b) and (c) below (which is anticipated to be the twelfth business day thereafter) mail to the subscriber's registered addresses on the books of the Company the shares of Common Stock for the Rights duly exercised (pursuant to the Basic Subscription Privilege and the Oversubscription Privilege) and furnish a list of all such information to the Company.

          (b) As soon as practicable after the Expiration Date you shall calculate the number of shares to which each subscriber is entitled pursuant to the Oversubscription Privilege. The Oversubscription Privilege may only be exercised by holders who subscribe to all the shares of Common Stock that can be subscribed for by them under the Basic Subscription Privilege. The shares of Common Stock available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Privilege (the "Remaining Shares"). Where there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Oversubscription Privilege, each holder shall be allotted the number of additional shares subscribed for. If the aggregate number of shares subscribed for under the Oversubscription Privilege exceeds the number of Remaining Shares, the number of

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Remaining Shares initially allotted to each participant in the Oversubscription
Privilege shall be the lesser of (i) the number of shares which that participant has subscribed for under the Oversubscription Privilege and (ii) the product (disregarding fractions) obtained by multiplying the number of Remaining Shares by a fraction of which the numerator is the number of shares subscribed for by the participant under the Basic Subscription Privilege and the denominator is the aggregate number of shares subscribed for under the Basic Subscription Privilege. If after the initial allotment there are still Remaining Shares and holders of Rights whose exercise of the Oversubscription Privilege has not been fully satisfied, such Remaining Shares shall be allocated (one or more time as necessary) in accordance with the foregoing principal until all available Remaining Shares have been allocated. Any fractional share to which persons exercising their Oversubscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the next whole share.

          (c) Upon calculating the number of shares to which each subscriber is entitled pursuant to the Oversubscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, (i) furnish a list of all such information to the Company and (ii) inform holders of Subscription Certificates who participated in the Oversubscription Privilege of the number of additional shares, if any, allotted to them.

          (d) Upon calculating the number of shares to which each subscriber is entitled pursuant to the Oversubscription Privilege and assuming payment for the additional shares subscribed for has been delivered, you shall mail to the subscriber's registered address on the books of the Company the additional shares the subscriber has been allotted as contemplated in subparagraph (a) above. If a lesser number of shares is allotted to a subscriber under the Oversubscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the shares allotted pursuant to the Oversubscription Privilege are mailed.

          (e) You shall promptly remit, after expiration of the Rights Offering and issuance of certificates for the shares subscribed for, all funds received in payment of the Subscription Price under the Basic Subscription Privilege to the Company. Funds received by you pursuant to the Oversubscription Privilege shall be held by you in a segregated account pending allocation of shares issued pursuant to the Oversubscription Privilege. Upon mailing certificates representing the shares and refunding subscriber's funds for additional shares subscribed for but not allotted, if any, you shall promptly remit all funds received in payment of the Subscription Price under the Oversubscription Privilege to the Company.

          5.   Purchase of Rights.  Until 5:00 p.m., Eastern Daylight Time, on
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the 8/th/ calendar day prior to the Expiration Date, you shall facilitate purchases of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates.

          6.   Defective Exercise of Rights; Lost Subscription Certificates.
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The Company shall have the absolute right to reject any defective exercise of
Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Such subscriptions will not be deemed to have been made until any such defects

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or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing shares of Common Stock you use in your capacity as transfer agent for the Company's Common Stock.

          7.   Late Delivery.  If prior to 5:00 p.m., Eastern Daylight Time,
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on the Expiration Date, you receive (i) payment in full of the Subscription
Price for the shares of Common Stock being subscribed for and (ii) a guarantee notice (a "Notice of Guaranteed Delivery") substantially in the form delivered with the Subscription Certificate, from a commercial bank or trust company having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc. stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising shareholder, the number of Rights represented by the Subscription Certificate held by such exercising shareholder, the number of shares of Common Stock being subscribed for pursuant to the Basic Subscription Privilege, the number of shares of Common Stock, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three trading days on the over-the-counter market ("OTC") following the date of the Note of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date, provided that within three OTC trading days following the date of the Notice of Guaranteed Delivery you receive the properly completed and duly executed Subscription Certificate evidencing the Rights being exercised, with signature guaranteed if required.

          8.   Delivery.  You shall deliver to the Company the exercised
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Subscription Certificates in accordance with written directions received from the Company and shall deliver the shares of Common Stock to the subscribers who have duly exercised Rights at their registered addresses as instructed on the reverse side of the Subscription Certificates.

          9.   Reports.  You shall notify the Company by telephone on or before
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the close of business on each business day during the period commencing with the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three business days after the Expiration Date) (a "daily notice"), which notice shall thereafter be confirmed in writing of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed delivery on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, (iv) the number of shares requested under the Oversubscription Privilege and (v) the cumulative total of the information set forth in clauses (i) through (iv) above. At or before 5:00 P.M., Eastern Daylight Time on the first business day following the Expiration Date, you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through
(iii) above. You shall maintain and update a listing of holders who have fully or partially exercised their Rights, and holders who have not exercised their Rights. You shall provide the Company or its designee with such information compiled by you pursuant to this paragraph 9 as any of them shall request.

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          10.  Future Instructions.  With respect to notices or instructions to
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be provided by the Company hereunder, you may rely and act on any written instruction signed by (a) any one or more of the following authorized officers or employees of the Company: Louis M. Brown, Jr., President and Chief Executive Officer of the Company or Robert R. Falconi, Senior Vice President and Chief Financial Officer of the Company; or (b) Thurston R. Moore of Hunton & Williams or Theodore J. Fisher of Hunton & Williams, both counsel for the Company.

          11.  Payment of Compensation and Expenses.  The Company will pay you
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compensation for acting in your capacity as Subscription Agent hereunder as set forth on Schedule 1 attached hereto.

          12.  Counsel.  You may consult with counsel satisfactory to you,
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which may be counsel to the Company, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel.

          13.  Indemnification.  The Company covenants and agrees to indemnify
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and hold you harmless against any costs, expenses (including reasonable fees for legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to
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such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder, or your breaching any of your obligations under this Agreement.

          14.  Notices.  Unless otherwise provided herein, all reports, notices
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and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class mail, postage prepaid, as follows:

          (a)  If to the Company, to:

               Precision Auto Care, Inc.
               748 Miller Drive, S.E.
               Leesburg, Virginia 20175-8919

               Telephone:  (703) 777-9095
               Telecopy:   (703) 779-0137

               with a copy to:

               Thurston R. Moore, Esq.
               Hunton & Williams
               Riverfront Plaza, East Tower
               951 East Byrd Street
               Richmond, Virginia 23219-4074


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               Telephone:   (804) 788-8200
               Telecopy:    (804) 788-8218

          (b)  If to you, to:

               American Stock Transfer & Trust Company
               59 Maiden Lane
               New York, New York  10038
               Attention:  Herbert Lemmer

               Telephone:   (718) 921-8200
               Telecopy:    (718) 234-5001

          15.  Assignment, Delegation.
               ----------------------

          (a) Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

          (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

          16.  Governing Law.  The validity, interpretation and performance of
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this Agreement shall be governed by the law of the Commonwealth of Virginia.

          17.  Severability.  If any provision of this Agreement shall be held
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invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

          18.  Counterparts.  This Agreement may be executed in one or more
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counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

          19.  Captions.  The captions and descriptive headings herein are for
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convenience of the parties only.  They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

          20.  Confidentiality.  The Subscription Agent and the Company agree
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that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

          21.  Term.  This Agreement shall remain in effect until 30 days'
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written notice has been provided by either party to the other. Upon termination of the Agreement, the Subscription Agent shall retain all cancelled Subscription Certificates and related documentation as required by applicable law.

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          22.  Merger of Agreement.  This Agreement constitutes the entire
               -------------------
agreement between the parties hereto and supercedes any prior agreement with respect to the subject matter hereof whether oral or written.

          If the foregoing is in accordance with your understanding of our arrangements, please sign and return the enclosed duplicate of this letter.

                              Very truly yours,

                              PRECISION AUTO CARE, INC.


                              __________________________________
                              By:  Louis M. Brown, Jr.
                              Title:  President and Chief Executive Officer

          The foregoing is in accordance with our understanding and is hereby confirmed and accepted.

                              AMERICAN STOCK TRANSFER &
                                 TRUST COMPANY


                              ___________________________________
                              By:    Herbert Lemmer
                              Title: Vice President and General Counsel

Dated:  January __, 2002

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                                  SCHEDULE 1
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                           Compensation and Expenses

     The Subscription Agent shall submit an invoice to the Company upon completion of the Rights Offering. The Company shall submit payment of such invoice within 10 business days of receipt of the invoice.


Compensation and Expenses:  $   7,500  plus reasonable out-of-pocket expenses
                             --------
                             incurred